UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 22, 2011

Date of Report (Date of earliest event reported)

Bitzio, Inc.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction)

000-51688

(Commission File Number)

16-1734022

(IRS Employer Identification No.)

548 Market Street, Suite 18224, San Francisco, California, 94104

(Address of principal executive offices)

(213) 400-0770

Registrant’s telephone number, including area code

_______________________________________________

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 FR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 22, 2011, Mr. R.W. (Bob) Garnett, Mr. William Schonbrun and Mr. Amish Shah were appointed directors of Bitzio, Inc. (the “Company”). In addition, Mr. Garnett was appointed as the Company’s Chief Financial Officer and Mr. Shah was appointed Executive Vice President of Product Vision.

A chartered accountant and Certified Corporate Director, Mr. Garnett, aged 63, is a senior financial professional with over 40 years of executive management and Board experience. He has served as the CFO of a major public company with $700 million in revenue that grew through the acquisition of 100 – 150 companies each year, and restructured another public company with $400 million of revenue. He has served on the boards of seven public companies, and is currently the Vice Chair of the South Coast British Columbia Transit Authority (TransLink) and chairs the audit committee. Mr. Garnett currently serves on the board and is the audit chair of Great Panther Silver Limited, traded on the TSX and NYSE AMEX. Previously, he served as Chair and Vice Chair of Coast Capital Savings, a $12 billion financial institution. Mr. Garnett is a graduate of the Institute of Corporate Directors and The Segal Graduate School of Business as a Certified Director (ICD.D).

Mr. Schonbrun has over 20 years of experience in technology, management consulting and marketing, and is currently the Executive Vice President of Global Client Development at Blast Radius. In addition to his Board appointment, Mr. Schonbrun will also act as Special Advisor to the Company’s CEO.

Mr. Shah, 31, is co-founder and CEO of DigiSpace Solutions, which was listed in the Inc 500 as the 60th fastest growing private advertising company.

As described in the Current Report on Form 8-K dated July 13, 2011, incorporated herein by reference, the Company’s subsidiary, Bitzio Holdings, Inc., entered into an agreement on July 13, 2011 with Mr. Shah to acquire all of his shares of Bitzio Corp. for 5,000,000 shares of the common stock of the Company.

As described in the Current Report on Form 8-K dated July 27, 2011, incorporated herein by reference, the Company’s subsidiary, Digispace Holdings, Inc., entered into an agreement on August 3, 2011 with Mr. Shah and another vendor to acquire all of their interests in Digispace Solutions, LLC for $200,000 cash in 12 monthly installments commencing on the closing date and the assumption of approximately $575,000 of Digispace Solutions, LLC debt. The Company will grant options to the vendors to purchase up to 1,000,000 shares of the common stock of the Company at a price of $0.45 per share for five years following the closing date.

Concurrent with their appointment as directors, the Company granted stock options to Mr. Garnett and Mr. Schonbrun on August 21, 2011 to purchase 1,000,000 shares and 2,000,000 shares, respectively, of the Company’s common stock at a price of $0.38 per such share until August 20, 2016.

Item 1.01 Entry into a Material Definitive Agreement

Concurrent with their appointments as directors, the Company entered into, or will enter into, Indemnification Agreements with each of Mr. Garnett, Mr. Schonbrun and Mr. Shah in the form incorporated herein as Exhibit 10.1. The Indemnification Agreements generally provide that the Company will indemnify the directors against expenses in respect of threatened, pending, continuing and completed actions, suits and other proceedings.

Item 9.01 Financial Statements and Exhibits

Exhibits

10.1

Form of Indemnification Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 23, 2011

BITZIO, INC.

/s/ Gordon C. McDougall

Gordon C. McDougall

Chief Executive Officer